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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sun Coast Industries, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-59652, 33-80238, 33-87538 and 33- 87544) on Form S-8 of Sun Coast
Industries, Inc. and subsidiaries of our report dated August 23, 1996, except as to Note 5, which is as of September 26, 1996, relating to the consolidated balance sheets of Sun Coast Industries, Inc. and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three year period ended June 30, 1996 and the related schedule, which appears in the June 30, 1996 annual report on Form 10-K of Sun Coast Industries, Inc.


                                        KPMG PEAT MARWICK LLP


Dallas, Texas
September 26, 1996